EXHIBIT 10(xxxix)

                                                   Service Package No. 8703
                                                   Amendment No.       0



                             GAS STORAGE CONTRACT
                       (For Use Under Rate Schedule FS)


        THIS AGREEMENT is made and entered into as of the 1st day of November, 1994, by and between TENNESSEE GAS PIPELINE COMPANY, a Delaware Corporation, hereinafter referred to as "Transporter" and ELIZABETHTOWN GAS COMPANY, a Division of NUI Corporation, a New Jersey corporation, hereinafter referred to as "Shipper." Transporter and Shipper shall collectively be referred to herein as the "parties."


                         ARTICLE I - SCOPE OF CONTRACT

   Following the commencement of service hereunder, in accordance with the terms of Transporter's Rate Schedule FS, and of this Agreement, Transporter shall receive for injection for Shipper's account a daily quantity of gas up to Shipper's Maximum Injection Quantity of 670 (Dth) and Maximum Storage Quantity of 100,485 dekatherms (Dth) (on a cumulative basis) and on demand shall withdraw from Shipper's storage account and deliver to Shipper a daily quantity of gas up to Shipper's Maximum Daily Withdrawal Quantity of 1,014 Dth.

                          ARTICLE II - SERVICE POINT

   The point or points at which the gas is to be tendered for delivery by Transporter to Shipper under this Agreement shall be at the storage service point at Transporter's Compressor Station NORTHERN.

                              ARTICLE III - PRICE

   1. Shipper agrees to pay Transporter for all natural gas storage service furnished to Shipper hereunder, including compensation for system fuel and losses, at Transporter's legally effective rate or at any effective superseding rate applicable to the type of service specified herein. Transporter's present legally effectively rate for said service is contained in Transporter's Tariff as filed with the Federal Energy Regulatory Commission.

   2. Shipper agrees to reimburse Transporter for any filing or similar fees, which have not been previously paid by Shipper, which Transporter incurs in rendering service hereunder.

   3. Shipper agrees that Transporter shall have the unilateral right to file with the appropriate regulatory authority and make effective changes in (a) the rates and charges applicable to service pursuant to Transporter's Rate Schedule FS, (b) the rate schedule(s) pursuant to which service hereunder is rendered, or (c) any provision of the General Terms and Conditions applicable to those rate schedules. Transporter agrees that Shipper may protest or contest the aforementioned filings, or may seek authorization from duly constituted regulatory authorities for such adjustment of Transporter's existing FERC Gas Tariff as may be found necessary to assure Transporter's just and reasonable rates.


                         ARTICLE V - TERM OF CONTRACT

   This Agreement shall be effective as of the 1st day of November, 1994 and shall remain in force and effect until 31st March, 2013 ("Primary Term" ) and on a month to month basis thereafter unless terminated by either Party upon at least thirty (30) days prior written notice to the other Party; provided, however, that if the Primary Term is one year or more, then unless Shipper elects upon one year's prior written notice to Transporter to request a lesser extension term, the Agreement shall automatically extend upon the expiration of the primary term for a term of five years; and shall automatically extend for successive five year terms thereafter unless shipper provides notice as described above in advance of the expiration of a succeeding term; provided further, if the FERC or other governmental body having jurisdiction over the service rendered pursuant to this Agreement authorizes abandonment of such service, this Agreement shall terminate on the abandonment date permitted by the FERC or such other governmental body.

                             ARTICLE VI - NOTICES

   Except as otherwise provided in the General Terms and Conditions applicable to this Agreement, any notice under this Agreement shall be in writing and mailed to the post office address of the party intended to receive the same, as follows:

             TRANSPORTER:   Tennessee Gas Pipeline Company
                            P. O. Box 2511
                            Houston, Texas  77252-2511
                            Attention:  Transportation Marketing

             SHIPPER:

             NOTICES:       ELIZABETHTOWN GAS COMPANY
                            % NUI CORPORATION
                            550 Route 202-206
                            P. O. Box 760
                            Bedminster, NJ  07921-0760
                            Attention:  NANCY SOBELSON

             BILLING:       ELIZABETHTOWN GAS COMPANY
                            % NUI CORPORATION
                            550 Route 202-206
                            P. O. Box 760
                            Bedminster, NJ  07921-0760
                            Attention:  NANCY SOBELSON


   or to such other address as either Party shall designate by formal written notice to the other.

                           ARTICLE VII - ASSIGNMENT

   Any company which shall succeed by purchase, merger, or consolidation to the properties, substantially as an entirety, of Transporter or of Shipper, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this contract. Otherwise no assignment of the contract or any of the rights or obligations thereunder shall be made by shipper, except pursuant to the General Terms and Conditions of Transporter's FERC Gas Tariff.


   It is agreed, however, that the restrictions on assignment contained in this Article shall not in any way prevent either Party to the Contract from pledging or mortgaging its rights thereunder as security for its indebtedness.

                         ARTICLE VIII - MISCELLANEOUS

   8.1 The interpretation and performance of this Agreement shall be in accordance with and controlled by the laws of the State of Texas, without regard to the doctrines governing choice of law.

   8.2 If any provision of this Agreement is declared null and void, or voidable, by a court of competent jurisdiction, then that provision will be considered severable at either Party's option; and if the severability option is exercised, the remaining provisions of the Agreement shall remain in full force and effect.

   8.3 Unless otherwise expressly provided in this Agreement or Transporter's Tariff, no modification of or supplement to the terms and provisions stated in this Agreement shall be or become effective, until Shipper has submitted a request for change through the TENN-SPEED 2 System and Shipper has been notified through TENN-SPEED 2 of Transporter's agreement to such change.

                    ARTICLE IX - PRIOR AGREEMENTS CANCELLED

   Transporter and shipper agree that this Contract, as of the date hereof, shall supersede and cancel the following contract(s) between the parties hereto:

        Agreement for Storage Service Package 1584 dated September 1, 1993.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duty executed in several counterparts as of the date first hereinabove written.

                                 TENNESSEE GAS PIPELINE COMPANY

                            BY: /S/ David Hansen
                                    Agent and Attorney-in-Fact
                            DATE:   1/20/05


                            ELIZABETHTOWN GAS COMPANY
                            a Division of NUI Corporation

                            BY: /S/ Michael J. Behan
                            TITLE:  Vice President, NUI Corporation

                                 DATE:  August 25, 1993